                                                                                Exhibit 99.1

FOR IMMEDIATE RELEASE:	October 25, 2006
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS THIRD QUARTER
RESULTS

St. Paul, Minn. (10/25/06)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its third quarter ended September 30, 2006. Revenue for the third quarter of 2006 was $9,203,000, up 149% from revenue of $3,701,000 for the third quarter of 2005 and up 6% sequentially from revenue of $8,704,000 for the second quarter of 2006. Net income for the third quarter of 2006 was $1,293,000, or $.12 per diluted share. Net loss for the third quarter of 2005 was $983,000, or $.10 per share, and net income for the second quarter of 2006 was $1,276,000, or $.12 per diluted share.

“We were pleased to again post sequential growth in revenue, strong profitability and positive cash flow in our third quarter,” said Joseph C. Levesque, president and chief executive officer. “Our gross margins of 48% fell short of our long range average goal of 50% due primarily to the sale of some unusually low margin products that we expect will be a one time event. Importantly for our future, during the quarter the first customer evaluation of our eight test site 55V16 gravity feed test handler was successfully completed at a major U.S. headquartered integrated device manufacturer. This existing customer evaluated our handler for application with their newest and fastest growing integrated circuit (IC) package types. They have qualified the handler and placed it on their approved equipment list, opening up the potential for significant future business for this new product. The 55V16 extends our reach across the market for gravity feed test handlers and increases the potential for mind share and market share gains at both new and existing customers.”

“The third quarter exhibited a general weakness in orders and a noticeable slowness in the ordering process that could be considered typical of a seasonal slowdown,” continued Mr. Levesque. “It seems to be especially true this year for equipment suppliers to the back end of the semiconductor industry like Aetrium, who experienced very rapid growth during the first two quarters. Orders from our two largest customers slowed significantly during the quarter as they integrated equipment that they had acquired and installed during this and the previous quarter. As a result, our orders fell considerably short of our revenue for the quarter, leading to a negative book to bill for the first time in four quarters. The slow bookings activity has continued into the fourth quarter. Accordingly, we are planning for a decline in sequential revenues for the current quarter that will likely be significant. However, most forecasters of the semiconductor industry expect growth conditions to continue well into next year, and we anticipate that our larger customers will likely return to more robust ordering activity by the first quarter of 2007. ”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended Dec. 31, 2005.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to handle and test ICs and other electronic components. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium has manufacturing facilities in North St. Paul, Minnesota and Dallas, Texas. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2006	2005	2006	2005

Net sales	$9,203	$3,701	$25,394	$10,811
Cost of goods sold	4,789	2,148	12,938	5,417
Gross profit	4,414	1,553	12,456	5,394
Gross profit percent	48.0%	42.0%	49.1%	49.9%

Operating expenses:
Selling, general and administrative	2,102	1,758	6,302	5,192
Research and development	1,072	819	3,219	2,236
Total operating expenses	3,174	2,577	9,521	7,428

Income (loss) from operations	1,240	(1,024)	2,935	(2,034)
Interest income, net	62	41	145	101
Income (loss) before income taxes	1,302	(983)	3,080	(1,933)
Income tax expense	9	-	35	-
Net income (loss)	$1,293	$(983)	$3,045	$(1,933)

Income (loss) per common share:
Basic	$0.13	$(0.10)	$0.31	$(0.20)
Diluted	$0.12	$(0.10)	$0.29	$(0.20)

Weighted average common shares outstanding:
Basic	10,091	9,636	9,964	9,631
Diluted	10,629	9,636	10,599	9,631

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	September 30,	December 31,
	2006	2005
Assets:
Current assets:
Cash and cash equivalents	$7,106	$4,134
Accounts receivable, net	3,403	4,742
Inventories - operations	10,242	8,357
Inventories - shipped equipment subject to revenue deferral	1,090	435
Other current assets	270	80
Total current assets	22,111	17,748

Property and equipment, net	258	276

Identifiable intangible assets, net	171	343
Other assets	78	78

Total assets	$22,618	$18,445

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt	$37	$35
Trade accounts payable	864	1,651
Other current liabilities	2,043	1,088
Total current liabilities	2,944	2,774

Long-term debt, less current portion	70	98

Shareholders' equity	19,604	15,573

Total liabilities and shareholders' equity	$22,618	$18,445